Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 1, 2011, with respect to the consolidated financial statements and schedule of Massey Energy Company included in the Current Report on Form 8-K (File No. 1-32331) of Alpha Natural Resources, Inc. filed on March 28, 2011.

/s/ Ernst & Young LLP

Richmond, Virginia
March 25, 2011